Exhibit 99.1

NEWS RELEASE

Contact: Casey Stegman Investor Relations 214-987-4121

Forbes Energy Services Reports 2013 First Quarter Financial Results

ALICE, Texas (May 15, 2013) — Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months ended March 31, 2013.

Consolidated revenues for the first quarter of 2013 were approximately $102 million, compared to $107 million for the fourth quarter of 2012.

Selected information for the quarter ended March 31, 2013:

•	Gross profit from U.S. Operations increased to $24.0 million, or 23.6% of revenues in the first quarter of 2013, compared to $21.6 million, or 20.2% in the fourth quarter of 2012.

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GAAP net loss from U.S. Operations attributable to common shares was $2.8 million, or $0.13 per diluted share, for the first quarter of 2013, compared to net loss from U.S. Operations attributable to common shares of $4.6 million, or $0.22 per diluted share for the fourth quarter of 2012.

•	Adjusted EBITDA from U.S. Operations* totaled $17.4 million in the first quarter of 2013, compared to $14.4 million in the fourth quarter of 2012.

*	Adjusted EBITDA from U.S. Operations, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, gain or loss on early extinguishment of debt, non-cash stock based compensation, and litigation settlement. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Overview

John Crisp, the Company’s President and Chief Executive Officer, stated, “Overall, the first quarter of this year ended on a positive note. The beginning was somewhat slow, but towards the second half, we experienced a modest increase in activity.

We were pleased to see revenue and gross profit stabilize in our well servicing segment relative to the fourth quarter of 2012. Activity levels for our coiled tubing units were similar to our conventional rig utilization. With the addition of the fifth spread, which arrived at the end of April, we have ample room to grow this service.

Forbes Energy Services Reports 2013 First Quarter Results	Page 2

“Revenues were down in our fluid logistics segment, reflective of general market conditions and overall competition in this space. Our increase in gross profit in fluid logistics quarter over quarter was due in large part to our manager’s efforts to reduce costs in our supply chain and repair and maintenance programs in this segment during the quarter. We are encouraged by these results, but remain cautious as competitive pressure continues to weigh on the sector.

Overall, we are positive about the balance of 2013 and anticipate increased activity from our customers.”

Business Segment Results

Well Servicing Segment

In the first quarter of 2013, well servicing segment revenues from U.S. Operations increased $1.6 million, or 3.3%, to $50.2 million, compared to $48.6 million in the fourth quarter of 2012. Segment gross profit totaled $9.8 million, or 19.6% of revenues, in the first quarter of 2013 compared to $8.2 million, or 16.8% of revenues, for the fourth quarter of 2012.

The Company recorded approximately 99,271 U.S. rig hours for the first quarter of 2013, compared to 96,282 in the fourth quarter of 2012. Capital expenditures for U.S. Operations in the well servicing segment for the quarter ended March 31, 2013, were approximately $4.4 million, associated with one new coiled tubing spread and related well servicing equipment.

As of March 31, 2013, the Company had 162 well servicing rigs, nine tubing testing systems, four pump-down units and four coiled tubing spreads.

Fluid Logistics Segment

In the first quarter of 2013, fluid logistics segment revenues decreased $6.9 million, or 11.8%, to $51.6 million, compared to $58.5 million in the fourth quarter of 2012. Gross operating profit for the fluid logistics segment totaled $14.1 million, or 27.4% of revenues, in the first quarter of 2013, compared to $13.5 million, or 23.0% of revenues, in the fourth quarter of 2012.

The Company recorded 324,337 truck hours during the first quarter of 2013, compared to 374,664 hours in the fourth quarter of 2012. The Company’s heavy truck fleet totaled 581 at March 31, 2013, which included 497 vacuum trucks. Capital expenditures for the fluid logistics segment were approximately $5.4 million for the quarter ended March 31, 2013, and consisted primarily of purchases or additions to specialty tanks, salt water disposal wells, and other related equipment.

Liquidity and Capital Resources

As of March 31, 2013, the Company had $31.2 million in unrestricted cash and $1.4 million of restricted cash. The Company also had $280 million of 9.0% Senior Notes and $22.5 million of other notes outstanding. As of May 10, 2013, the Company had $32.1 million in unrestricted cash and the $75 million secured credit facility remained undrawn, except for the letters of credit in the amount of $2.9 million. Additional capital expenditures for the remainder of 2013 will be allocated primarily to residual costs from the fifth coiled tubing spread, saltwater disposal wells, and well servicing equipment.

Forbes Energy Services Reports 2013 First Quarter Results	Page 3

Conference Call

The Company will host a conference call to discuss its first quarter results at 10:00 a.m. Eastern Time (9:00 a.m. Central) today. To access the call, please dial 877-303-1298 and provide the Conference ID: 68902700. The conference call also will be broadcast live via the Internet and will be accessible through the “Investor Relations” page of the Company’s Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until May 28, 2013. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding the acquisition of equipment. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing of its core services; the potential for excess capacity in the industry; and competition. Additional factors that should be considered are set forth in detail in the Risk Factors section of the Company’s Form 10-Q for the quarter ended March 31, 2013, to be filed later today (the “Form 10-Q”), as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s Form 10-Q, which will be submitted for filing later today with the Securities and Exchange Commission and posted on the Company’s Website.

Forbes Energy Services Reports 2013 First Quarter Results	Page 4

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA from U.S. Operations. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA from U.S. Operations to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

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Forbes Energy Services Ltd.

Selected Statement of Operations Data (unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues
Well servicing	$50,164	$52,240
Fluid logistics	51,574	79,245

Total revenues	101,738	131,485

Expenses
Well servicing	40,338	39,088
Fluid logistics	37,433	54,856
General and administrative	7,334	10,670
Depreciation and amortization	13,002	11,421

Total expenses	98,107	116,035

Operating income	3,631	15,450
Other income
Interest expense, net	(6,991)	(6,872)

Income (loss) from continuing operations before taxes	(3,360)	8,578
Income tax expense (benefit)	(761)	3,367

Income (loss) from continuing operations	(2,599)	5,211
Income (loss) from discontinued operations, net of tax expense (benefit) of ($68), and $804 respectively	(127)	1,132

Net income (loss)	(2,726)	6,343
Preferred shares dividends	(194)	(194)

Net income (loss) attributable to common shareholders	$(2,920)	$6,149

Income (loss) per share of common stock from continuing operations
Basic	$(0.13)	$0.24
Diluted	$(0.13)	$0.20
Income (loss) per share of common stock from discontinued operations
Basic	$(0.01)	$0.05
Diluted	$(0.01)	$0.04
Income (loss) per share of common stock
Basic	$(0.14)	$0.29
Diluted	$(0.14)	$0.24
Weighted average number of shares outstanding
Basic	21,280	20,979
Diluted	21,280	26,582

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Forbes Energy Services Ltd.

Selected Balance Sheet Data (unaudited)

(in thousands, except per share amounts)

	March 31,	December 31,
	2013	2012
Cash	$31,178	$17,619
Accounts receivable, net	81,445	92,596
Working capital	80,588	79,547
Other intangibles, net	27,299	28,015
Total assets	510,950	512,701
Total debt	302,525	306,347
Deferred tax liability	25,633	26,587
Shareholders’ equity	129,947	132,168

Forbes Energy Services Ltd.

Selected Operating Data

	Three Months Ended March 31,
	2013	2012
Working days	64	64
Rig hours	99,271	117,633
Truck hours	324,337	462,324

Forbes Energy Services Ltd.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Net Income (loss) from continuing operations	$(2,599)	$5,211
Depreciation and amortization	13,002	11,421
Interest expense, net	6,991	6,872
Income tax expense (benefit)	(761)	3,367
Share-based compensation	750	1,767

Adjusted EBITDA from U. S. Operations	$17,383	$28,638

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